EXHIBIT 99.1
June 29, 2006
James H. Vandenberghe elected to
DTE Energy Board of Directors
     DETROIT – James H. Vandenberghe, vice chairman and chief financial officer of Lear Corporation, today was elected to the DTE Energy Board of Directors. He will serve on the Audit Committee.
     A native of Grosse Pointe, Mich., Vandenberghe has been affiliated with Lear and its predecessor companies for 33 years and was named vice chairman in November 1988. He joined Lear Siegler Inc. in 1973 as a financial analyst and advanced to higher-level positions in financial and general management capacities. In 1988, he became senior vice president – Finance, chief financial officer and secretary of the company. He was named executive vice president – Finance in 1993, and in 1997 was promoted to president and chief operating officer – North American Operations.
     “Jim’s distinguished business career and extensive financial background make him an ideal candidate for our board,” said Anthony F. Earley Jr., DTE Energy chairman and CEO. “We look forward to working with him and expect that his expertise will be invaluable to DTE Energy’s future success.”
     Vandenberghe earned a bachelor’s degree in business administration from Western Michigan University and a master’s degree in business administration from Wayne State University.
     DTE Energy (NYSE:DTE) is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include Detroit Edison, an electric utility serving 2.2 million customers in Southeastern Michigan, MichCon, a natural gas utility serving 1.3 million customers in Michigan and other non-utility, energy businesses focused on power and industrial projects, fuel transportation and marketing, and unconventional gas production. Information about DTE Energy is available at www.dteenergy.com.
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